Exhibit 99.1

FOR IMMEDIATE RELEASE

Vivani Announces Trading under New Ticker Symbol (Nasdaq: VANI)

Emeryville, CA – (BUSINESS NEWSWIRE) – August 31, 2022 – Vivani Medical, Inc., formerly Second Sight Medical, Inc., (NASDAQ: VANI) (the “Company” or “Vivani”) announced that trading of the Company’s common stock on The Nasdaq Capital Market under the symbol “VANI” will commence today.

Vivani is the combination of Nano Precision Medical, Inc. (“NPM”) and Second Sight Medical Products, Inc. Closing of the merger was completed and announced yesterday, August 30, 2022. Vivani leverages proprietary technologies to develop and commercialize drug and device implants that treat patients with chronic diseases with high unmet medical need.

Vivani has approximately $55 million in cash to advance the development of its portfolio, which includes lead asset NPM-119 (exenatide implant), approaching clinical-stage development for the treatment of patients with Type 2 diabetes and to identify and execute strategic options to facilitate advancement of its clinical-stage Orion visual prosthetic device to treat individuals with blindness due to a wide range of underlying causes.

The Company operates under the leadership of Adam Mendelsohn, Ph.D., former NPM CEO, and his leadership team of seasoned industry veterans. “Vivani’s trading debut on The Nasdaq Capital Market under the ticker symbol “VANI” is an exciting milestone for the new company and allows us important access to the capital markets as we advance our proprietary technologies and emerging product portfolio. Our progress with NPM-119 will provide further validation of our proprietary NanoPortal implant technology and its ability to address medication non-adherence, a major challenge in the treatment of chronic diseases today. We anticipate being ready to begin evaluation of NPM-119 in patients with Type 2 diabetes around the end of this year. In addition, we remain committed to identifying a sustainable path forward for our Orion Visual Cortical Prosthesis System for blind individuals. The future of Vivani is bright and we are thrilled with the opportunity to advance our portfolio and ultimately aid in the treatment of patients with chronic diseases.” said Adam Mendelsohn, Ph.D., Chief Executive Officer of the Company.

About Vivani Medical, Inc.

Vivani Medical, Inc., (Nasdaq: VANI), is the combination of Nano Precision Medical, Inc. and Second Sight Medical Products, Inc. The Company leverages proprietary technologies to develop and commercialize drug and device implants that treat patients with chronic diseases with high unmet medical need.

The Drug Implant division is developing a new portfolio of miniature drug implants which utilize its proprietary NanoPortal drug implant technology. These drug implants, designed to deliver minimally fluctuating drug profiles, will address drug non-adherence which is a leading reason for sub-optimal clinical benefit associated with oral and injectable products that treat chronic diseases. The company’s lead product, NPM-119, is a GLP-1 receptor agonist under development to treat patients with Type 2 diabetes. More information is available at www.nanoprecisionmedical.com.

The Visual Protheses division is developing implantable visual prostheses devices that are intended to deliver useful artificial vision to blind individuals. Vivani is a recognized global leader in neuromodulation devices for blindness and committed to identifying and executing the best strategic options that will enable its innovative technologies to treat the broadest population of sight-impaired individuals. More information is available at secondsight.com.

Vivani headquarters are located in Emeryville, California. More information for investors is available at investors@vivani.com.

Safe Harbor

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that in this press release concern the Company’s business prospects and post-merger strategy. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) our ability to recognize the anticipated benefits of the merger; (2) risks related to the development and commercialization of NPM-119 (exenatide implant); (3) legal claims or proceedings relating to the termination of the Memorandum of Understanding with Pixium Vision and costs relating thereto; (4) delays and changes in applicable laws, regulations and guidelines including potential delays in submitting required regulatory applications to the U.S. Food and Drug Administration (“FDA”); (5) our history of losses and the Company’s ability to achieve or sustain profitability in the future; (6) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the impact of COVID-19 on the Company’s business; (8) potential setbacks in the Company’s research and development efforts including negative or inconclusive results from its preclinical studies and future clinical trials; and (9) various other risks and uncertainties. There may be additional risks that the Company considers immaterial, or which are unknown. A further list and description of risks and uncertainties can be found in the Company’s most recent Annual Report on Form 10-K, and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”), and the Company’s final proxy statement/prospectus filed with the Commission on June 24, 2022. Any forward-looking statement made by us in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of added information, future developments or otherwise, except as required by law.

Company Contact:

Don Dwyer

Chief Business Officer

info@vivani.com

(818) 833-5000

Investor Relations Contact:
Brigid Makes

Chief Financial Officer

investors@vivani.com

(818) 833-5000